EXHIBIT 99.1

Luvu Brands, Inc. Announces Fiscal 2016 Q2 Results

Atlanta, Georgia, February 16, 2016 – Luvu Brands, Inc., (OTCQB: LUVU), a manufacturer and marketer of premium consumer brands in the wellness, lifestyle and fashion seating categories, today announced net income of $224,392, or $.00 per diluted share, on record net sales of $4.9 million for the quarter ended December 31, 2015.

Second Quarter and First Half Highlights:

  Net sales during the three months ended December 31, 2015 increased $587,829 or 14% from $4.3 million recorded in the same period last year.

  For the quarter ended December 31, 2015, sales to wholesale customers increased 21% to $3.3 million from the same quarter last year, due primarily to higher sales of branded Liberator, Jaxx and Avana products.

  Net sales during the six months ended December 31, 2015 increased to a record $8.6 million from $7.9 million recorded in the same period last year, an increase of 9%.

  Net sales to wholesale customers during the six months ended December 31, 2015, increased to $5.8 million from $4.9 million in the first half of the prior fiscal year, an increase of 17%. This is primarily due to increased sales to our larger wholesale customers including Amazon, Brookstone, Overstock, Target and Wayfair.

  During the six months ended December 31, 2015, sales to (and through) Amazon accounted for 28% of our net sales.

  Adjusted EBITDA* for the three and six months ended December 31, 2015 was $412,417 and $360,967, respectively. For the same periods in the prior year, Adjusted EBITDA was $376,991 and $448,123, respectively.

Louis S. Friedman, the Company’s Founder and Chief Executive Officer said: “Our results for the quarter and six months demonstrate a growing acceptance of our branded consumer products, both through brick-and-mortar retail stores and ecommerce channels. As evidence of this, sales of Liberator branded products increased 32% during the second quarter from the same period in the prior year and 19% during the six months ended December 31, 2015 from the comparable period in 2014.”

Use of Non-GAAP Measure – *Adjusted EBITDA

Luvu Brands management evaluates and makes operating decisions using various financial metrics. In addition to the Company's GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA. While Adjusted EBITDA is not a measure of performance in accordance with GAAP, management believes that this non-GAAP measure provides useful information about the Company's operating results.  The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation expense and common stock issued for services.

Reconciliation of Adjusted EBITDA to Net Income

Computation of *EBITDA (unaudited)

	Three Months Ended December 31		Six Months Ended December 31
	2015	2014	2015	2014
Net income	$224,392	$197,625	$2,157	$113,302
Interest (net)	115,515	109,454	217,955	198,740
Income taxes	—	—	—	—
Depreciation & amortization	63,287	58,804	121,706	113,935
Stock based compensation	9,223	11,108	19,149	22,146
Adjusted EBITDA income	$412,417	$376,991	$360,967	$448,123

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in product development; the Company's ability to execute its business model and strategic plans; the Company's success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q.  Examples of forward-looking statements in this release include statements related to new products, anticipated revenue and profitability.  The Company assumes no obligation to update the cautionary information in this release.

About Luvu Brands

Luvu Brands, Inc. designs, manufactures, licenses, and markets a portfolio of premium consumer lifestyle brands including sexual wellness, fashion seating and furniture, and home essentials.

The Company is headquartered in Atlanta, Georgia in a 140,000 square foot vertically-integrated manufacturing facility that employs over 150 people. Bringing manufacturing back to the USA, sustainable manufacturing practices, and decreasing the overall impact on the environment are core to the Company’s operating principles.

Luvu Brands promotes its products in a variety of consumer categories to retailers, wholesalers, and distributors in the United States and globally. The Company’s brand sites include: liberator.com, jaxxliving.com, avanacomfort.com plus other global e-commerce sites. For more information about Luvu Brands, please visit luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Ronald Scott

Chief Financial Officer

770-246-6426

ron@LuvuBrands.com